Cirque Energy Inc. Enters Joint Development Agreement with

Northrop Grumman for Deployable Gasification Unit

DETROIT, MI -- (BUSINESS WIRE)--Nov. 19, 2013—Cirque Energy, Inc. (OTCQB: EWRL), today announced that the Company has entered into a Joint Development Agreement with Northrop Grumman Corporation (NYSE: NOC) for the development of a Deployable Gasification Unit.

Northrop Grumman and Cirque Energy, Inc., previously working as a subcontractor, created a conceptual Deployable Gasification Unit (DGU) on behalf of Northrop Grumman. The DGU is capable of converting byproducts or wastes generated at military installations, natural disaster locations, or commercial or industrial sites into electricity and recoverable heat. These units utilize low temperature, starved air gasification technology coupled with conventional reciprocating engine technology.

Northrop Grumman and Cirque Energy are committed to continue technology development for the DGU towards commercialization. Northrop Grumman in partnership with Cirque Energy is producing the first working DGU prototype for testing and demonstration for military, government, and commercial customers. We anticipate the DGU unit to be completed during 2014.

"This development agreement greatly advances the Northrop Grumman mission of offering a solution that provides beneficial use and disposal of wastes, while achieving reduced fossil fuel dependence and lower energy costs. Cirque Energy provides the team with cutting-edge technology, innovation and experience," said Phil Coker, Director of Integrated Platform Solutions, Northrop Grumman Information Systems.

Under the agreement, Cirque Energy will lead development, manufacturing, and testing of the initial demonstration DGU, with input from Northrop Grumman. Upon successful demonstration, Northrop Grumman will manufacture DGU’s for exclusive sale by Northrop Grumman and Cirque Energy.

"Having Northrop Grumman as part of the Cirque Energy team will help us provide an unparalleled level of product development for implementation of small scale gasification and combined heat and power. We see endless opportunities to implement the DGU in commercial and industrial settings to provide customers with energy independence. Our research indicates that the potential market exceeds several billion dollars," said Joseph L. Durant, CEO of Cirque Energy.

About Northrop Grumman Corporation

Northrop Grumman is a leading global security company providing innovative systems, products and solutions in unmanned systems, cyber, C4ISR, and logistics and modernization to government and commercial customers worldwide. Please visit www.northropgrumman.com for more information.

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About Cirque Energy, Inc.

Cirque Energy Inc. is a sustainable energy development company focused on distributed generation projects and waste stream optimization. Its projects serve utilities, manufacturing, and institutional clients. The Company primarily utilizes a unique co-development business model to collaborate with clients to develop solutions for their long-term energy needs. For more information about Cirque Energy please visit http://www.cirque-energy.com

Source: Cirque Energy, Inc.

Cirque Energy, Inc.

Joseph Durant, CEO

888-963-2622

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Investor Relations

Porter, LeVay & Rose, Inc.

Michael J. Porter, 212-564-4700

This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on the Company's current expectations as to future events. However, the forward-looking events and circumstances discussed in this press release might not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.